Exhibit 15
The Board of Directors and Shareholders of Harris Corporation
We are aware of the incorporation by reference in the following Registration Statements of Harris Corporation of our reports dated October 21, 2005 and January 20, 2006 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Forms 10-Q for the quarters ended September 30, 2005 and December 30 , 2005:

Form S-8	No. 333-75114	Harris Corporation Retirement Plan
Form S-8	Nos. 33-37969; 33-51171;
	and 333-07985	Harris Corporation Stock Incentive Plan
Form S-8	No. 333-49006	Harris Corporation 2000 Stock Incentive Plan
Form S-8	No. 333-130124	Harris Corporation 2005 Equity Incentive Plan
Form S-8	No. 333-100823	Harris Corporation Debt Securities
Form S-8	No. 333-108486	Harris Corporation Debt and Equity Securities

/s/ Ernst & Young LLP Certified Public Accountants

Jacksonville, Florida
January 20, 2006